CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2004 Omnibus Incentive Compensation Plan, as amended, of our report dated March 13, 2008 with respect to our audits of the consolidated financial statements of Lev Pharmaceuticals, Inc. (the “Company”) as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 which included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern and our report dated March 13, 2008 on our audit of internal control over financial reporting which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

/s/ Eisner LLP

New York, New York
June 10, 2008